Exhibit (a)(5)(J)

NEWS RELEASE

FOR IMMEDIATE RELEASE April 1, 2011	Media contact: Peter Lucht 617-743-6809 peter.lucht@verizon.com

Verizon Completes Tender Offer for Terremark Worldwide,

Inc.; Announces Subsequent Offering Period

NEW YORK – Verizon Communications Inc. (NYSE, NASDAQ: VZ) today announced the successful completion of the tender offer made by Verizon’s wholly owned subsidiary, Verizon Holdings Inc., for all outstanding shares of Terremark Worldwide, Inc. (NASDAQ: TMRK) common stock.

The tender offer and withdrawal rights expired at midnight Eastern time on March 31. According to the depositary for the tender offer, approximately 59,754,625 shares were validly tendered and not withdrawn as of the expiration time. This represents approximately 70.90 percent of Terremark’s outstanding shares of common stock on a fully diluted basis and 84.06 percent of Terremark’s outstanding shares of common stock, giving Verizon control of Terremark. Verizon Holdings has accepted for purchase all shares that were validly tendered and not properly withdrawn and will promptly pay for such shares at the offer price of $19 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

Verizon News Release

Verizon today also announced that Verizon Holdings has commenced a subsequent offering period to acquire the remaining untendered shares of Terremark common stock. The subsequent offering period will expire at 5:00 p.m. Eastern time on April 7, unless extended. During this subsequent offering period, holders of shares of Terremark common stock who did not previously tender their shares into the initial tender offer may do so, and Verizon Holdings will promptly purchase any shares properly tendered, for the same consideration (without interest) paid in the initial offering period of the tender offer.

Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period, with two exceptions: (1) shares cannot be delivered by the guaranteed delivery procedure; and (2) shares validly tendered during the subsequent offering period will be accepted for payment on a daily “as tendered” basis, and accordingly, may not be withdrawn. Verizon and Verizon Holdings reserve the right to extend the subsequent offering period in accordance with applicable law.

Following the subsequent offering period, if Verizon Holdings has acquired at least 90 percent of the shares of Terremark common stock then outstanding, Verizon Holdings intends to merge with and into Terremark in accordance with the “short-form” merger provisions of the Delaware General Corporate Law, without prior notice to, or any action by, any other Terremark stockholder. If Verizon Holdings is not able to consummate a “short-form” merger, it intends to seek approval of the merger by a vote of Terremark stockholders at a duly held special meeting that is expected to be scheduled during the second quarter of 2011. As a result of Verizon Holdings’ purchase of shares in the tender offer, it will be able to approve the merger without the affirmative vote of any other Terremark stockholder at the meeting.

Verizon News Release

As a result of the merger, any shares of Terremark common stock not tendered will be cancelled and (except for shares held in the treasury of Terremark or by Verizon or Verizon Holdings, or shares for which appraisal rights are properly demanded) will be converted into the right to receive the same $19 in cash per share, without interest and less any applicable withholding taxes, that was paid in the tender offer. Accordingly, all Terremark stockholders will receive the same $19 cash consideration per share whether they tender their shares during the subsequent offering period or not, but those who do tender their shares during the subsequent offering period will receive the consideration sooner than stockholders who wait for the merger to be consummated. Following the merger, Terremark common stock will cease to be traded on NASDAQ.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 94.1 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 194,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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Additional Information and Where to Find It

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. Verizon – through a new subsidiary, Verizon Holdings Inc. – has filed a tender offer statement on Schedule TO with the SEC, which has been previously amended. Terremark stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, as amended, filed by Terremark with the SEC because they contain important information about the proposed transaction. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge by directing a request to Verizon at 212-395-1525. A copy of the tender offer

Verizon News Release

statement and the solicitation/recommendation statement is available to all stockholders of Terremark by contacting Terremark Investor Relations at 305-860-7822.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between Verizon and Terremark, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Verizon’s and Terremark’s future expectations, beliefs, goals or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the timing for satisfying the conditions to the completion of the transaction, including the receipt of Terremark stockholder approval and the regulatory approvals required for the transaction; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Terremark’s operations into those of Verizon or that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of Terremark may be difficult; and the other factors described in Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Terremark’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and in its most recent quarterly report filed with the SEC. Verizon and Terremark assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

The Depositary for the tender offer is Computershare Trust Company, N.A. The Information Agent for the tender offer is Georgeson Inc. The tender offer materials may be obtained at no charge by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 or by calling toll-free at (800) 903-2897, and may also be obtained at no charge at www.verizon.com and the website maintained by the SEC at www.sec.gov. Additionally, any questions related to the tender offer may be directed to Georgeson Inc. at the mailing address or telephone number provided above.

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